Exhibit 23.5

September 7, 2015

Yirendai Ltd.

4/F, Building 2A, No. 6 Lang Jia Yuan

Chaoyang District, Beijing 100022

People’s Republic of China

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Yirendai Ltd. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Jingsheng Huang
Name: Jingsheng Huang